Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2021

C&N Announces Changes to Board of Directors

Leonard Simpson

Leo F. Lambert

Terry L. Lehman

Helen S. Santiago

Wellsboro, PA – Citizens & Northern Corporation’s Board of Directors announced changes to its Board after the most recent monthly Board meeting.

Effective May 1, 2021, the Board has appointed Terry L. Lehman, CPA Chairman, succeeding Leo F. Lambert who has served in that role since being appointed as the Corporation’s first outside Chair in 2014. Mr. Lambert, who has been a board member since 2001, will continue to serve as a Director.

Mr. Lehman has served as Director since 2016 and is a retired certified public accountant with over 35 years of experience in public accounting and private industry. He received his B.S.B.A. degree in Accounting from Shippensburg University and brings extensive experience, much of which has been concentrated in work for and on behalf of financial institutions and public companies, to his new role as Chairman of the Board.

Mr. Lehman was also a Board Member for both MidCoast Community Bancorp, Inc. and MidCoast Community Bank from October 2015 until 2020. He is active with various organizations in his local communities.

Mr. Lambert, said, “It’s been an honor to serve as C&N’s Chairman through our recent growth and expansion. It is time for a transition, and I am confident in Terry’s leadership as we move into an exciting future. He brings a wealth of success and strategic thinking to our organization, which will be critical as we continue to scale and adapt to changes in our industry and evolving customer expectations.”

Effective April 22, 2021, the Board appointed Helen S. Santiago as a Class II Director, filling the vacancy created by the retirement of Director Leonard Simpson. Santiago will join the Bank’s Audit Committee and the Trust Committee and fill the unexpired term of Simpson until the 2022 Annual Meeting of Shareholders when she is expected to stand for election. Ms. Santiago earned her B.S. in Accounting from Susquehanna University. She has served as a CPA for LaBarr & LaBarr, LLC in Sayre, PA since 2009 where her focus is income tax preparation, tax planning and financial statements. Prior to returning to Bradford County, she worked for KPMG in Philadelphia for seven years, earned her CPA license and served as an auditor before being promoted to Senior Accountant. Santiago is involved in the community as Secretary of the Bradford/Sullivan Counties’ Outstanding Young Woman Program. She’s also active in the Parent/Teacher Guild (PTG) of St. Agnes School in Towanda, PA.

Chairman Leo Lambert said, “Helen is a well-respected, local professional with a strong background, bringing unique expertise to an already strong board of directors. We are pleased to welcome her to the C&N family and look forward to seeing the impact she will make.”

Since joining C&N’s Board in 1989, Mr. Simpson Chaired the Bank’s Trust Committee and served as a member of the Compensation Committee, Executive Committee, Finance Committee and Governance & Nominating Committee. He has been an attorney since 1975 and was elected as Sullivan County District Attorney from 1977 through 1993 and from 2008 until present. He received his Bachelor of Science from Gettysburg College and his Doctor of Jurisprudence from Cumberland School of Law, Samford University. Mr. Simpson has served and continues to serve on various nonprofit boards within the Sullivan County community.

Chairman Lambert said, “On behalf of C&N’s Board of Directors, I thank Len for his 32 years of valuable service, leadership and contributions to the company. We wish him good health, happiness and prosperity in his retirement.”

In addition to his ongoing service on C&N’s board, Leo F. Lambert has been President and General Manager of Fitzpatrick & Lambert, Inc., in Dushore, PA since 1978. Mr. Lambert received his Bachelor of Science degree from St. Francis College Loretto. He has served and continues to serve as a community leader on many nonprofit boards in Sullivan and Bradford Counties. Mr. Lambert’s contributions as a director of the Corporation have been invaluable, including as a member of every committee at various times during his 20 years on the Board.

“We are deeply grateful to Leo for his vision, dedication and leadership over the past 20 years,” said Brad Scovill, President & CEO. “His commitment helped to transform C&N during that time, and we look forward to his continued guidance as a Director and colleague as we pursue further opportunities for growth.”

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 29 full-service offices located throughout Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan and Tioga, counties in Pennsylvania and Steuben County in NY. C&N also operates loan production offices in Elmira, NY and York, PA. C&N can be found online at cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.